Exhibit 10.61

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is entered into by and between Perry Ellis International, Inc. (“Perry Ellis” or the “Company”) and Timothy B. Page (“Page” or “Employee”).

1.	TERM OF EMPLOYMENT

This Agreement is effective for the period commencing on April 12, 2004 and terminating without further notice at 5:00 p.m. on April 11, 2006, unless terminated earlier in accordance with the provisions set forth in paragraphs 5, 6, 7 or 8 below. The parties may renew this Agreement, in writing, for additional one-year periods at their discretion. The Company shall notify Page, in writing, at least 90 days prior to the natural expiration of this Agreement of the Company’s intent to not renew this Agreement.

2.	DUTIES AND RESPONSIBILITIES

The Company agrees to employ Page as Chief Financial Officer with such powers and duties in this capacity as may be established from time to time by the Company and its Board of Directors (the “Board”) in their discretion. Page shall diligently perform all services as may be assigned to him by the Company and its Board and shall exercise such power and authority as may from time to time be delegated to him by the Board. During his employment, Page will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains or other pecuniary advantage. In connection with his employment by the Company, Page shall be based at the Company’s principal executive offices in Miami, Florida except for required travel on the Company’s business.

3.	COMPENSATION

(a) Base Salary. Perry Ellis will pay a Base Salary of Three Hundred and Ten Thousand Dollars ($310,000) per annum to Page, payable in installments according to the Company’s normal payroll practices, and subject to applicable withholding and other taxes and deductions. Said salary is effective February 1, 2004.

(b) Incentive Compensation. The Company and Page shall each evaluate Page’s performance at the end of each of the Company’s fiscal years during this Agreement. It is contemplated that this review will normally occur in February of each year. However, said review may be postponed by the Company as warranted by appropriate or more immediate business circumstances. Page will be eligible to participate in any Management Incentive Plan or any other bonus arrangement generally available to other senior management employees, according to the same terms and conditions applicable to other employees.

(c) Vacation, Personal, and Sick Leave. Page shall be entitled to take three weeks of paid vacation during each year of this Agreement. Page shall be entitled on annual basis to three (3) days of paid sick leave and three (3) days personal leave. Unused vacation time, sick leave and/or personal leave may not be carried over to subsequent years and will not be paid-out if not taken for any reason.

(d) Other Benefits. Page will be entitled to participate in any group health, dental, life or disability plan and is entitled to any other benefits that the Company may maintain from time to time for all employees, provided that Page meets the respective eligibility requirements.

(e) Expense Reimbursement. During Page’s term of employment, the Company, upon the submission of supporting documentation by Page, and in accordance with Company policies for its executives, shall reimburse Page for all reasonable expenses actually paid or incurred by Page in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

4.	CHANGE IN CONTROL

In the event that, within the 12 month period following a Change in Control (as herein defined), Page’s employment is terminated by the Company other than for Cause, or Page terminates his employment for Good Reason (as herein defined), any granted but unvested Option to purchase the Company’s common stock will become fully vested and exercisable immediately upon such termination and shall thereafter remain exercisable for 60 days. Additionally, Page shall be entitled to a severance payment in the aggregate amount of one year of Base Salary (as defined in Paragraph 3(a) hereof) plus an amount equal to any Incentive Compensation (as defined in Paragraph 3(b) hereof) paid to Page during the Company’s fiscal year preceding any such termination. In order to receive the benefits described in this Paragraph, Page shall be required to execute a waiver of claims and general release in the form prescribed by the Company.

For purposes of this Paragraph 4, the term “Change in Control” shall mean the occurrence of any of the following events:

1.	the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act)(other than (x) any subsidiary or affiliate of the Company or (y) any entity owned, directly or indirectly, 50% or more by Perry Ellis International, Inc. or (z) any employee benefit plan of any such entity) through one transaction or a series of related transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

2.	The liquidation or dissolution of the Company (other than a dissolution occurring upon a merger or consolidation thereof); or

3.	The sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company; or

4.	The termination or replacement of George Feldenkreis as Chairman and Chief Executive Officer of Perry Ellis International, Inc., or the termination or replacement of Oscar Feldenkreis as President and Chief Operating Officer of Perry Ellis International, Inc.

“Good Reason” means, without Page’s written consent: (i) a material diminution of Page’s titles, duties or responsibilities or the assignment of duties or responsibilities that are materially inconsistent with his titles, duties and responsibilities hereunder; (ii) a reduction in the Executive’s Base Salary, annual bonus or incentive compensation opportunity (it being understood that a reduction in the dollar amount of Page’s annual bonus from year to year solely as the result of achievement or failure to achieve the target performance objectives provided in the annual bonus plan shall not constitute a reduction in Page’s annual bonus opportunity); or (iii) requiring Page’s principal place of business to be located other than Miami-Dade County, Florida.

5.	PAGE’S DEATH OR INABILITY TO PERFORM

In the event of Page’s death, this Agreement and the Company’s obligation to pay Page’s salary and compensation automatically end. If Page becomes unable to perform his employment duties during the Term of this agreement, his compensation under this Agreement shall automatically end until such time as Page becomes able to resume his job duties for the Company. In the event that Page becomes unable to perform his employment duties for a cumulative period of six months within any span of twelve months, this Agreement and Page’s employment will be automatically terminated. In such case, Page’s salary and compensation shall automatically end.

6.	TERMINATION BY COMPANY FOR CAUSE

The Company may terminate this Agreement and Page’s employment “for Cause” at any time with or without notice. As used herein, “for Cause” shall mean any one of the following:

•	Page’s habitual neglect of his job duties and responsibilities; or

•	Commission of any crime, excluding minor traffic offenses; or

•	Commission of an act of dishonesty or breach of a fiduciary duty; or

•	Commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of the Company’s policies against any form of harassment; or

•	Any material act or omission defined as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time, provided that Page has failed to cure such material act or omission within thirty (30) days after written notice thereof; or

•	A material breach of this Agreement.

In the event the Company terminates Page’s employment and this Agreement for Cause, the “Effect of Termination” provisions of paragraph 9 shall apply.

7.	TERMINATION OF AGREEMENT BY COMPANY WITHOUT CAUSE

The Company may terminate this Agreement and Page’s employment without Cause at any time upon thirty (30) days prior written notice to Page. In such case, the Company will pay to Page on the date of termination without cause a severance allowance of six (6) months Base Salary, less taxes and other applicable withholding amounts. Page shall not be entitled to any remaining compensation or benefits under this Agreement from the date of his termination forward, and the provisions of paragraph 9 below shall apply. To obtain the severance payment, Page will be required to execute a full waiver and release of all claims in the form prescribed by the Company.

8.	TERMINATION OF AGREEMENT BY PAGE

Page may terminate this Agreement and his employment with the Company without Cause upon thirty (30) days prior written notice to the Company. In such case, Page may be required to perform his business duties and will be paid his regular salary up to the date of termination. At the option of the Company, the Company may require Page to depart from the Company upon receiving said thirty (30) days notice from Page of the termination of the Agreement.

9.	EFFECT OF TERMINATION

In the event of Page’s termination under paragraph 5, 6, or 8 above, Page’s compensation and benefits to be provided under this Agreement will immediately cease and terminate. The Company shall not be liable to Page for any further or additional compensation or benefits from the date of termination forward. Compensation that would otherwise be payable for the remainder of the Agreement (and for prior years and for subsequent years) shall automatically terminate and be forfeited immediately. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination). All stock options that are not vested shall immediately terminate and expire. There will be no pro-ration of bonuses and no pro-ration or vesting of stock options.

10.	COOPERATION

Upon the termination of this Agreement for any reason, Page agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities which Page performed for the Company. Further, after termination of this Agreement, Page will upon reasonable notice furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become a party.

11.	COVENANT NOT TO COMPETE

During the term of his employment (whether under this Agreement or otherwise) and for a period of six (6) months following the termination of Page’s employment (for any reason, whether initiated by Page or the Company), Page promises and agrees that he will not enter into any employment or other agency relationship (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) with any of the following business organizations, or their affiliated organizations, if any: (1) Haggar Corp.; (2) Tropical Sportswear International, Inc.; (3) Liz Claiborne, Inc.; (4) Phillips-Van Heusen Corporation; (5) Kenneth Cole Productions, Inc.; or (6) DKNY, provided, that Page may hold the securities and/or passively invest in shares of capital stock or other equity securities of any such entity so long as Page does not acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than five percent of any class of capital stock of such entity. Page acknowledges that the business entities identified in the preceding sentence are competitors of Perry Ellis and that the restrictive covenant herein is necessary to protect Perry Ellis legitimate business interests. This restrictive covenant may be assigned to any successor entities.

12.	AGREEMENT NOT TO DISCLOSE TRADE SECRETS OR CONFIDENTIAL INFORMATION

(a) Trade Secrets. During the term of his employment (whether under this Agreement or otherwise) and for ten (10) years after Page’s termination of employment with the Company or any successor organization (for any reason by Page or the Company), Page promises and agrees that he will not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired during the course of his service with the Company and/or its related business entities. As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used in the operation of the Company’s business and which provides the Company an advantage or an opportunity to obtain an advantage over those who do not know or use it. “Trade Secret” also includes any scientific technical, or commercial information, including any design, list of supplies, list of customers, or improvement thereof, as well as pricing information or methodology, contractual arrangement with vendors or supplier, business development plans or activities, or Company financial information.

(b) Confidential Information. During the term of his employment (whether under this Agreement or otherwise), and for ten (10) years after Page’s termination of employment with Perry Ellis or any successor organization (for any reason, whether initiated by Page or the Company), Page shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way any Confidential Information pertaining to the business of the Company. Any Confidential Information or Data now or hereafter acquired by Page with respect to the business of the Company (which shall include, but not be limited to information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable special and unique asset of the Company that is received by Page in confidence and as a fiduciary. For purposes of this Agreement, “Confidential Information” means information disclosed to Page as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by Page) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business.

13.	AGREEMENT NOT TO SOLICIT OR HIRE COMPANY EMPLOYEES

If Page leaves the employment of the Company for whatever reason, Page promises and agrees that during the two (2) years following his departure from the Company, he will not, without the express written permission of the Company, directly or indirectly employ as a consultant or employee any person who is employed as a consultant or employee of the Company at the time of Page’s departure or any person who was an employee or consultant of the Company during the six months preceding Page’s departure. This restrictive covenant may be assigned to any successor entities.

14.	INJUNCTIVE RELIEF

In recognition of the unique services to be performed by Page and the possibility that any violation by Page of paragraphs 11, 12 or 13 of this Agreement may cause irreparable or indeterminate damage or injury to Company, Page expressly stipulates and agrees that the Company shall be entitled upon ten (10) days written notice to Page to obtain an injunction from any court of competent jurisdiction regarding any violation or threatened violation of this Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have for actual or liquidated damages.

15.	JUDICIAL MODIFICATION OF AGREEMENT

The Company and Page specifically agree that a court of competent jurisdiction (or an arbitrator as appropriate) may modify or amend paragraphs 11, 12 or 13 of this Agreement if absolutely necessary to conform with relevant law or binding judicial decisions in effect at the time the Company seeks to enforce any or all of said provisions.

16.	RESOLUTION OF DISPUTES BY ARBITRATION

Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in the City of Miami in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of paragraphs 11, 12, or 13 of this Agreement. The prevailing party shall be entitled to payment for all costs and reasonable attorney’s fees (both trial and appellate) incurred by the prevailing party in regard to the proceedings.

17.	ADEQUATE CONSIDERATION

Page expressly agrees that the Company is providing adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

18.	EFFECT OF PRIOR AGREEMENTS

This Agreement supersedes any prior verbal or written agreement or understanding between the Company and Page.

19.	LIMITED AFFECT OF WAIVER BY COMPANY

If the Company waives a breach of any provision of this Agreement by Page, that waiver will not operate or be construed as a waiver of other breaches of this Agreement by Page.

20.	SEVERABILITY

If any provision of this Agreement is held invalid for any reason, said invalidity shall not affect the enforceability of any other provision of this Agreement, and all other provisions of this Agreement will remain in effect.

21.	ASSUMPTION OF AGREEMENT BY COMPANY’S SUCCESSORS AND ASSIGNS

At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company’s successors and assigns. Page may not assign his rights and obligations under this Agreement.

22.	APPLICABLE LAW

Page and the Company agree that this Agreement shall be subject to and enforceable under the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 12th of April, 2004.

Agreed and Accepted

/s/ Timothy Page	By:	/s/ George Feldenkreis
Timothy Page		Perry Ellis International, Inc.